EXHIBIT 99.1



                   DEFINITIONS OF SELECTED FINANCIAL TERMS



RETURN ON AVERAGE STOCKHOLDERS' EQUITY

Net income divided by average stockholders' equity. Average stockholders' equity is computed by averaging the sum of the beginning of year and end of year balances.


RETURN ON AVERAGE CAPITAL EMPLOYED

Net income plus after-tax interest expense divided by average capital employed. Capital employed is stockholders' equity plus short-term debt plus long-term debt plus capital lease obligations plus minority interests. Average capital employed is computed by averaging the sum of capital employed at the beginning of the year and at the end of the year.


TOTAL DEBT-TO-TOTAL DEBT PLUS EQUITY RATIO

Total debt, including capital lease obligations, divided by total debt plus stockholders' equity.


CURRENT RATIO

Current assets divided by current liabilities.


INTEREST COVERAGE RATIO

Income before income tax expense and cumulative effect of change in accounting principle, plus interest and debt expense and amortization of capitalized interest, divided by before-tax interest costs.


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